Exhibit (a)(84)

VOYA EQUITY TRUST

Amended Establishment and Designation of

Series and Classes of Shares of Beneficial

Interest, Par Value $0.01 Per Share

Effective: January 28, 2019

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the “Declaration of Trust”), including Article V, Section 5.13 and Article VIII, Section 8.3 of the Trust’s Declaration of Trust, hereby amend the Establishment and Designation of Series and Classes to establish Class P shares for Voya Multi-Manager Mid Cap Value Fund, as follows:

A.            Paragraph 1 of the Establishment and Designation of Series and Classes with respect to Voya Multi-Manager Mid Cap Value Fund, dated July 15, 2011, as amended May 1, 2014 and January 12, 2018, is hereby further amended as follows:

1.                                      The Fund shall be designated Voya Multi-Manager Mid Cap Value Fund.  The Classes thereof shall be designated as follows:

Voya Multi-Manager Mid Cap Value Fund Class I

Voya Multi-Manager Mid Cap Value Fund Class P

Voya Multi-Manager Mid Cap Value Fund Class P3

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have signed this Amended Establishment and Designation of Series and Classes.

Dated: January 25, 2019

/s/ Colleen D. Baldwin	/s/ Joseph E. Obermeyer
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ John V. Boyer	/s/ Sheryl K. Pressler
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Patricia W. Chadwick	/s/ Dina Santoro
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee